Exhibit 99.1

ISLE OF CAPRI CASINOS INC. ELECTS KOZICZ

TO BOARD OF DIRECTORS

ST. LOUIS, MO — January 29, 2010 — Isle of Capri Casinos Inc. (NASDAQ:ISLE) announced today the election of Gregory J. Kozicz to the Board of Directors effective immediately.

Kozicz is president and chief executive officer of Alberici Corporation, a St. Louis-based diversified construction, engineering and steel fabrication company, and Alberici Constructors Inc., a wholly-owned subsidiary of Alberici Corporation.  He also serves on the Eighth District Real Estate Industry Council of the Federal Reserve Bank of St. Louis.  He has served as president and chief executive officer of Alberici Corporation and Alberici Constructors since 2005 and June 2004, respectively.  Prior to his current roles, Kozicz was president of Alberici Constructors Ltd. (Canada).  Before joining Alberici in 2001, Kozicz served as a corporate officer and divisional president for Aecon, a publicly-traded construction, engineering and fabrication company.

“I am pleased to welcome Greg to the Board of Directors,” said James B. Perry, the Company’s chairman and CEO. “Greg is committed to enhancing shareholder value and brings high professional and personal ethics consistent with the longstanding values of the Company.  We believe that his background and experiences will increase the overall effectiveness of the Board of Directors.”

On January 27, 2010, the Board of Directors expanded by one the size of the Board and, effective immediately, elected Kozicz to fill the vacancy created by this increase. The election is pending necessary gaming regulatory approvals.

Isle of Capri Casinos Inc. creates value for customers, clients, shareholders and employees by providing regional gaming and leisure experiences matched to customer preferences, focused on operational effectiveness and organic growth for the Company’s properties.  With solid regional diversification across the U.S., Isle of Capri has a seasoned management team who believes in a strategic business plan to increase value through strong fiscal discipline and targeted operating strategies.

The Company owns and operates 14 casino properties in six states. Collectively, these properties boast over 15,000 slot machines and nearly 400 table games, over 3,100 hotel rooms and more than three dozen restaurants.  The Company’s properties are in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida.

Isle of Capri is traded on the NASDAQ stock exchange under ticker symbol ISLE.  More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

For Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer, 314.813.9327, dale.black@islecorp.com

Jill Haynes, Senior Director Corporate Communication, 314.813.9368,

jill.haynes@islecorp.com

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